Exhibit 4.7

Suite 3201 – 130 Adelaide Street West Toronto, Ontario, Canada M5H 3P5 George Pirie VICE PRESIDENT & CFO -CANADA

December 5, 2002

Claude Resources Inc. Suite 200, 224-4 th Avenue South Saskatoon, Saskatchewan S7K 5M5

Dear Sirs:

Re:	Amendment No. 3 to Agreement between Placer Dome (CLA) Limited and Claude Resources

This letter (the “Amendment”) modifies the terms of the letter agreement dated November 8, 2000 (the “Letter Agreement”), between Placer Dome (CLA) Limited (“Placer”) and Claude Resources Inc. (“Claude”), as amended by Amendment No. 1 and Amendment No. 2, both dated December 15, 2000, pursuant to which Placer acquired and option (the “Option”) to earn an undivided 55% interest in the Property, and thereafter participate in a joint venture with Claude for the purpose of the development and operation of a mine thereon.

Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Letter Agreement.

Placer and Claude hereby agree as follows:

1. Paragraph 4.6(d) of the Letter Agreement is Amended to read “on or before the fourth anniversary of the Effective Date, incur total cumulative Work Costs of $8,200,000;” and

2. Paragraph 4.6(e) of the Letter Agreement is amended to read “deliver, on or before the sixth anniversary of the Effective Date, a Bankable Feasibility Study, as herein defined.”

This Amendment may be executed by facsimile and in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed to be an original, but all counterparts together will constitute one and the same instrument.

If the terms of this Amendment are acceptable to you, please sign the enclosed copies of this letter and return on fully signed copy of the same to the undersigned at your earliest convenience. This Amendment will then constitute a binding agreement.

Yours truly, PLACER DOME (CLA) LIMITED By: / s / George Pirie

Print Name: George Pirie Print Title: Vice President & CFO CLAUDE RESOURCES INC. By: / s / Arnie E. Hillier

Print Name: Arnie E. Hillier Print Title: Vice Chairman, CEO, CFO TEL (416) 363-0722 FAX (416) 363-5950 WEB www.placerdome.com Placer Dome (CLA) Limited A member of the Placer Dome Group